Subject to Completion Preliminary Term Sheet dated June 10, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-284538

(To Prospectus dated February 14, 2025,

Prospectus Supplement dated February 14, 2025 and

Product Supplement No. EQUITY MLI-4 dated January 20, 2026)

This term sheet, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This term sheet and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Units $10 principal amount per unit CUSIP No. 36274H378	Pricing Date* Settlement Date* Maturity Date*	June , 2026 June , 2026 June , 2029
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

GS Finance Corp.

Medium-Term Notes, Series F

guaranteed by The Goldman Sachs Group, Inc.

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index

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Maturity of approximately three years, if not called prior to maturity
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Automatic call of the notes per unit at [$11.70 to $11.80] if the EURO STOXX 50® Index (the “Market Measure”) is flat or increases above 100.00% of the Starting Value on the Call Observation Date
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The Call Observation Date will occur approximately one year after the pricing date
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If the notes are not called, at maturity:
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200.00% leveraged upside exposure to increases in the Market Measure
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1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of your principal at risk
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All payments are subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes.
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No periodic interest payments
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Limited secondary market liquidity, with no exchange listing.

The notes are being issued by GS Finance Corp. (“GSFC”) and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. (“GSG”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-9 of this term sheet and page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $9.25 and $9.55 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Note Prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

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	Per Unit	Total
Public offering price	$ 10.00	$
Underwriting discount(1)	$ 0.15	$
$ 0.05
Proceeds, before expenses, to GSFC	$ 9.80	$
(1) The underwriting discount reflects a sales commission of $0.15 per note and a structuring fee of $0.05 per note.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Goldman Sachs & Co. LLC

June , 2026

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Summary

The Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by GSG. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of GSFC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of GSG’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of GSFC, as issuer, and GSG, as guarantor. The notes will be automatically called, and you will receive the Call Payment, if the Observation Value is greater than or equal to the Call Value on the Call Observation Date. No further amounts will be payable with respect to the notes following an automatic call. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value, your notes are subject to 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and GSG’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date. For more information, see “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this term sheet, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this Note Prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this Note Prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this Note Prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $9.25 and $9.55 per $10 principal amount, which is less than the public offering price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $10 principal amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

Minimum Purchase Amount of Notes Offered Hereby

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

Autocallable Leveraged Index Return Notes®	TS-2

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Terms of the Notes
Company (Issuer):	GS Finance Corp. (“GSFC”)
Guarantor:	The Goldman Sachs Group, Inc. (“GSG”)
Term:	Approximately three years, if not called.
Market Measure:	The EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”).
Principal Amount:

$10.00 per unit; $ in the aggregate on the settlement date; the aggregate principal amount may be increased if the Company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date.

Subject to redemption by the Company as provided under “— Automatic Call Feature” below, on the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to the Redemption Amount.

Redemption Amount:

If the notes are not automatically called, on the maturity date the Company will pay, for each $10 of the outstanding principal amount, an amount, if any, in cash equal to:

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If the Ending Value is greater than the Starting Value:

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If the Ending Value is equal to or less than the Starting Value:

Automatic Call Feature:

If, as measured on the Call Observation Date, the Observation Value is greater than or equal to the Call Value, then the outstanding principal amount will be automatically called in whole and the Company will pay, for each $10 of the outstanding principal amount, an amount in cash on the Call Payment Date equal to the Call Payment.

Call Payment (per Unit):	[$11.70 to $11.80] per unit, which is equal to the principal amount plus the Call Premium due on the Call Payment Date. The actual Call Payment will be determined on the pricing date.
Participation Rate:	200.00%.
Call Value:	100.00% of the Starting Value
Call Premium:	[$1.70 to $1.80] per unit if called on the Call Observation Date (which represents [17.00% to 18.00%] of the principal amount). The actual Call Premium will be determined on the pricing date.
Starting Value:	The closing level of the Market Measure on the pricing date.
Ending Value:	The closing level of the Market Measure on the Final Calculation Day.
Observation Value:	The closing level of the Market Measure on the Call Observation Date.
Call Observation Date:

On or about June , 2027, approximately one year after the pricing date. The scheduled Call Observation Date is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-24 of the accompanying product supplement. For purposes of the accompanying product supplement, the Call Observation Date is an “Observation Date.”

Final Calculation Day/Maturity Valuation Period:

Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.

Call Payment Date:

Approximately the fifth business day following the Call Observation Date, subject to postponement as described beginning on page PS-24 of the accompanying product supplement. For purposes of the accompanying product supplement, the Call Payment Date is a “payment date.”

Maturity Date:	June , 2029, subject to postponement as described beginning on page PS-25 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page
Calculation Agent:	Goldman Sachs & Co. LLC. (“GS&Co.”), an affiliate of GSFC.
Authorized Denominations:	$10 or any integral multiple of $10 in excess thereof.
Overdue Principal Rate:	The effective Federal Funds rate.
Defeasance:	Not applicable.

Autocallable Leveraged Index Return Notes®	TS-3

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Determining Payments on the Notes

Automatic Call Provision

The notes will be called automatically if the Observation Value on the Call Observation Date is greater than or equal to the Call Value. If the notes are called, you will receive $10 per unit plus the Call Premium due on the Call Payment Date and no further amounts will be payable on the notes.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Starting Value.

Autocallable Leveraged Index Return Notes®	TS-4

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This term sheet constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

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Product supplement no. EQUITY MLI-4 dated January 20, 2026:

https://www.sec.gov/Archives/edgar/data/886982/000119312526016285/baml_prodsupp_no._equity.htm

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Prospectus supplement dated February 14, 2025:

https://www.sec.gov/Archives/edgar/data/886982/000119312525027380/d891153d424b2.htm

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Prospectus dated February 14, 2025:
https://www.sec.gov/Archives/edgar/data/886982/000119312525027379/d860775d424b2.htm

These documents (together with this term sheet, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, GSG and this offering. Any prior or contemporaneous oral statement and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement.

The information in this term sheet supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this term sheet as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this term sheet, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021. References herein to “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Autocallable Leveraged Index Return Notes®	TS-5

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You are willing to receive a return on your investment capped at the Call Premium if the Observation Value is greater than or equal to the Call Value.
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You anticipate that the notes will be automatically called or that the Market Measure will increase from the Starting Value to the Ending Value.
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You are willing to lose up to 100% of the principal amount if the notes are not automatically called and the Market Measure decreases from the Starting Value to the Ending Value.
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You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.
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You are willing to forgo dividends or other benefits of owning the stocks included in the Market Measure.
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You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and GSG’s actual and perceived creditworthiness, our credit spreads and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and GSG’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You wish to make an investment that cannot be automatically called prior to maturity.
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You believe that the notes will not be automatically called, the Market Measure will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
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You seek principal repayment or preservation of capital.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on the stocks included in the Market Measure.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take GSG’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Leveraged Index Return Notes®	TS-6

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values. The below graph shows a payout profile at maturity, which would only apply if the notes are not called on the Call Observation Date.

Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200.00%. The green line reflects the return on the notes, while the dotted gray line reflects the return of a direct investment in the stocks included in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Call Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, the Participation Rate of 200.00% and a range of hypothetical Ending Values. The actual amount you receive and the resulting return will depend on the actual Starting Value and Ending Value, whether the notes are called on the Call Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Market Measure” section below. All payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Return on the Notes
0.00	-100.00%	$0.000	-100.00%
50.00	-50.00%	$5.000	-50.00%
60.00	-40.00%	$6.000	-40.00%
75.00	-25.00%	$7.500	-25.00%
80.00	-20.00%	$8.000	-20.00%
90.00	-10.00%	$9.000	-10.00%
95.00	-5.00%	$9.500	-5.00%
100.00 (1)	0.00%	$10.000	0.00%
105.00	5.00%	$11.000	10.00%
110.00	10.00%	$12.000	20.00%
120.00	20.00%	$14.000	40.00%
140.00	40.00%	$18.000	80.00%
150.00	50.00%	$20.000	100.00%
1)
The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

Autocallable Leveraged Index Return Notes®	TS-7

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Redemption Amount Calculation Examples

Example 1
The Ending Value is 70.00, or 70.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 70.00
= $7.00 Redemption Amount per unit
Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
= $12.00 Redemption Amount per unit

Autocallable Leveraged Index Return Notes®	TS-8

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” beginning on page PS-7 of the accompanying product supplement, “Considerations Relating to Indexed Notes” beginning on page S-11 of the accompanying prospectus supplement and “Considerations Relating to Indexed Securities” beginning on page 101 of the accompanying prospectus. You should carefully review these risks and considerations as well as the more detailed explanation of risks described in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. You should also review the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes. Also, your notes are not equivalent to investing directly in the securities included in the Market Measure to which your notes are linked.

Structure-related Risks

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There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value is less than the Starting Value, you will lose up to 100% of the principal amount of your notes.
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Payments on the notes will not reflect changes in the value of the Market Measure other than on the Call Observation Date or the Final Calculation Day. As a result, even if the level of the Market Measure increases during the term of the notes, you will not receive the Call Payment if the Observation Value on the Call Observation Date is less than the Call Value. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value on the Final Calculation Day, even if the level of the Market Measure was always greater than the Starting Value prior to such Final Calculation Day.
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If the notes are called, you will be subject to reinvestment risk.
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Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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If the notes are automatically called prior to maturity, your investment return will be limited to the return represented by the Call Premium. If, on the Call Observation Date, the Observation Value is greater than or equal to the Call Value, we will automatically call the notes. If the notes are automatically called, your return will be limited to the Call Premium, regardless of the extent of the increase in the value of the Market Measure.
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Your investment return may be less than a comparable investment directly in the stocks included in the Market Measure.
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Payments on the notes are subject to the credit risk of GSFC, as issuer, and the credit risk of GSG, as guarantor, and any actual or perceived changes in our or GSG’s creditworthiness are expected to affect the value of the notes. If we and GSG become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

Valuation- and Market-related Risks

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The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes. The public offering price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GSFC, as issuer, the creditworthiness of GSG, as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” on page PS-11 of the accompanying product supplement.

Autocallable Leveraged Index Return Notes®	TS-9

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the public offering price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of GSG. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Risk Factors — Valuation- and Market-related Risks — Your notes may not have an active trading market.” on page PS-11 of the accompanying product supplement.

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A trading market is not expected to develop for the notes. None of us, GSG, GS&Co. or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

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Our hedging and trading activities (including trades in shares of companies included in the Market Measure) and any hedging and trading activities we, GSG, GS&Co., MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

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The Market Measure sponsor may adjust the Market Measure in a way that affects its level, and has no obligation to consider your interests.
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You will not have any rights with respect to the Market Measure or its underlying assets, including any voting rights or any right to receive dividends or other distributions.
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While we, GSG, GS&Co., MLPF&S and our other or their affiliates may from time to time own securities of companies included in the Market Measure, we, GSG, GS&Co., MLPF&S and our other or their affiliates do not control any company included in the Market Measure, and have not verified any disclosure made by any other company.

Tax-related Risks

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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Additional Risk Factors

Additional Market Measure-related Risks

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The notes are subject to risks associated with foreign securities markets. The Market Measure includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Market Measure may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the

Autocallable Leveraged Index Return Notes®	TS-10

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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Government regulatory action, including legislative acts and executive orders, could result in material changes to the composition of an Index comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes. Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an Index comprised of securities from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the securities that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to securities that are currently included in an Index or that in the future are included in an Index, such securities may be removed from an Index. If government regulatory action results in the removal of securities that have (or historically have had) significant weight in an Index, such removal could have a material and negative effect on the level of such Index and, therefore, your investment in the notes. Similarly, if securities that are subject to those executive orders or subject to other government regulatory action are not removed from an Index, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such securities from an Index could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.
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Your notes are linked to the Market Measure, which is comprised of securities that are traded in a foreign currency but not adjusted to reflect their U.S. dollar value, and, therefore, the return on your notes will not be adjusted for changes in the foreign currency exchange rate. Your notes are linked to the Market Measure, whose securities are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the euro/U.S. dollar exchange rate. The amount payable will be based upon the overall change in the level of the Market Measure. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the securities included in the Market Measure are listed that, in turn, may affect the level of the Market Measure.

Autocallable Leveraged Index Return Notes®	TS-11

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

The Market Measure

The EURO STOXX 50® Index, which we also refer to in this description as the “index”:

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is an equity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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was first published on February 26, 1998, based on an initial index value of 1,000 as of December 31, 1991; and
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was created and is sponsored and maintained by STOXX Limited.

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index trade in Euros, and are allocated, based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain, which we refer to collectively as the Eurozone. Companies allocated to a Eurozone country but not traded in Euros are not eligible for inclusion in the EURO STOXX 50® Index. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the EURO STOXX 50® Index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index (including the top ten constituent stocks and weights, sector weights and country weights) may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this term sheet.

EURO STOXX 50® Index Composition.

The EURO STOXX 50® Index is composed of 50 index stocks chosen by STOXX Limited from the 20 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The 20 supersectors from which stocks are selected for the EURO STOXX 50® Index are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverage & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.

Component Selection

The composition of the EURO STOXX 50® Index is reviewed by STOXX Limited annually in September. Within each of the 20 EURO STOXX Supersector indices, the respective index component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current EURO STOXX 50® Index component stocks are then added to the selection list. The stocks on the selection list are then ranked by free-float market capitalization to produce the final index selection list. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the EURO STOXX 50® Index contains 50 stocks. In exceptional cases, the STOXX Limited Management Board may make additions and deletions to the selection list.

Ongoing Maintenance of Component Stocks

The component stocks of the EURO STOXX 50® Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the EURO STOXX 50® Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

The component stocks of the EURO STOXX 50® Index are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. Additionally, any component stocks that are not traded for 10 trading days, are suspended from trading for 10 consecutive days or more and have not announced a resumption trading date, are officially delisted or are the subject of ongoing bankruptcy proceedings will be deleted from the EURO STOXX 50® Index. The highest-ranked non-component stock will replace the exiting component stock. The EURO STOXX 50® Index is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. Generally, non-surviving stock(s) are deleted at the last traded price of the security. If any non-surviving stock is not trading anymore (delisted or suspended before its deletion), a new artificial price based on the acquisition/merger terms is calculated and the company is kept/deleted with this price instead of the last traded one. For the calculation of the artificial price only ordinary cash and stock terms will be used. Other instruments such as contingent value rights will not be considered. An artificial price will be calculated based on the default option as it is announced by the offeror or, in its absence, on the non-elective investor consideration. In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the upper buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original

Autocallable Leveraged Index Return Notes®	TS-12

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free float market capitalization. STOXX Limited defines free float as the proportion of total shares that are available for trading by the public in the open market. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is identified as “Strategic Shareholdings” are excluded from the index calculation. Any shareholder owning 25% or more of a company’s total shares is typically classified as “Strategic Shareholdings”. The calculation of free float is as follows:

Free Float Factors = (Total Issued Shares – Treasury Shares – Strategic Shareholdings) / Total Issued Shares

The free float factor for an American depositary receipt (ADR) and global depositary receipt (GDR) security is directly replicated from the underlying security. Shares held by depository bank to back the issuance of depositary receipts (such as ADRs and GDRs), are not classified as “Strategic Shareholdings”.

Strategic Shareholdings are split into 3 categories: individuals & employees, entities, and custodian, nominees & trustee holdings.

Index Calculation

STOXX Limited calculates the EURO STOXX 50® Index using the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the EURO STOXX 50® Index. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

EURO STOXX 50® Index =	Free Float Market Capitalization of the EURO STOXX 50® Index
Divisor

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the EURO STOXX 50® Index is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock.

In case the investability and tradability of the EURO STOXX 50® Index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:

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application of expert judgment for index component pricing data,
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adjustment of operational procedures,
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postponement of index adjustments,
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adjustment of selection lists,
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change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
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adjustment of index compositions.

EURO STOXX 50 Divisor

The EURO STOXX 50® Index is calculated using a divisor that helps to maintain the continuity of the EURO STOXX 50® Index’s value so that corporate actions do not artificially increase or decrease the level of the EURO STOXX 50® Index.

The divisor is calculated by starting with the previous divisor in effect for the EURO STOXX 50® Index (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the EURO STOXX 50® Index, plus or minus the difference between the closing market capitalization of the EURO STOXX 50® Index and the adjusted closing market capitalization of the EURO STOXX 50® Index, and the denominator of which is the previous free float market capitalization of the EURO STOXX 50® Index. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.

Divisor Adjustments

Autocallable Leveraged Index Return Notes®	TS-13

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

STOXX Limited adjusts the divisor for the EURO STOXX 50® Index to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the EURO STOXX 50® Index to which your notes are linked is the price return version. All adjusted prices consider withholding taxes, where applicable, based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1) Special cash dividend:

New adjusted price = closing price on the day before the ex- date – dividend announced by the company * (1- withholding tax)

Divisor: decreases

(2) Split and reverse split:

New adjusted price = closing price on the day before the ex- date * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: unchanged

(3) Rights offering:

New adjusted price = (closing price on the day before the ex- date * A + subscription price * B) / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the ex-date (out-of-the-money), then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

A rights offering is considered to be a highly dilutive rights issue if the share ratio is larger than or equal to 200%.

If a highly dilutive rights issuance is fully underwritten, it will be implemented as described above.

If a highly dilutive rights issuance is not fully underwritten and the rights are tradable on the ex-date on the same eligible stock exchange as the parent company:

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The rights will be included into the EURO STOXX 50® Index with a theoretical price on the ex-date with the same parameters as the parent company.
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The rights will be removed at the close of the day they start to trade based on its closing price.
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If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

If a highly dilutive rights issuance is not fully underwritten and the rights are not tradable on the ex-date or not tradable on the ex-date on the same eligible stock exchange as the parent company:

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The rights will be included into the EURO STOXX 50® Index with a theoretical price on the ex-date with the same parameters as the parent company.
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The rights will be removed on the ex-date at close, using a price of 0.0000001 in local currency.
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If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

(4) Stock dividend:

New adjusted price = closing price on the day before the ex- date * A / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: unchanged

(5) Stock dividend from treasury stock if treated as extraordinary dividend:

New adjusted price = closing price on the day before the ex- date – closing price on the day before the ex- date * B / (A + B)

Divisor: decreases

(6) Stock dividend (from redeemable shares) if treated as extraordinary dividend.

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:

Autocallable Leveraged Index Return Notes®	TS-14

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

•
A separated share line with a fixed price
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Ordinary shares that are self-tendered on the same ex-date

New adjusted price = closing price on the day before the ex- date - closing price on the day before the ex- date * B / (A + B)

Divisor: decreases

(7) Stock dividend of another company:

New adjusted price = [(closing price on the day before the ex- date * A) – [(1 – withholding tax) * price of other company * B]] / A

Divisor: decreases

(8) Return of capital and share consolidation:

New adjusted price = [closing price on the day before the ex- date – capital return announced by company * (1– withholding tax)] * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: decreases

(9) Repurchase of shares / self-tender:

New adjusted price = [(closing price on the day before the ex- date * number of shares on the day before the ex-date) – (tender price * number of tendered shares)] / new adjusted number of shares

New adjusted number of shares = number of shares on the day before the ex-date – number of tendered shares

Divisor: decreases

(10) Spin-off:

New adjusted price of parent company = (closing price on the day before the ex- date * A – price of spun-off shares * B) / A

New number of shares for the spun-off company = number of shares on the day before the ex-date of parent company * B

Divisor: unchanged on ex-date

(11) Combination of stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one, all the following “new number of shares” formulas need to be divided by A.

If rights are applicable after stock distribution (one action applicable to another):

New adjusted price = [closing price on the day before the ex- date * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New adjusted number of shares = number of shares on the day before the ex-date * [(A + B) * (1 + C / A)] / A

Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / [(A + C) * (1 + B / A)]

New adjusted number of shares = number of shares on the day before the ex-date * (A + C) * (1 + B / A)

Divisor: increases

Stock distribution and rights (neither action is applicable to the other):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / (A + B + C)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B + C) / A

Divisor: increases

(12) Addition/deletion of a company

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization between added and deleted companies of the EURO STOXX 50® Index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

(13) Free float and shares changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

Autocallable Leveraged Index Return Notes®	TS-15

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

If the change in market capitalization of the EURO STOXX 50® Index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

Autocallable Leveraged Index Return Notes®	TS-16

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Historical Closing Levels of the Market Measure

The closing level of the Market Measure has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the Market Measure has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the Market Measure during the period shown below is not an indication that the Market Measure is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Market Measure as an indication of the future performance of the Market Measure, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the Market Measure or the stocks included in Market Measure will result in you receiving an amount greater than the outstanding principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Market Measure. Before investing in the offered notes, you should consult publicly available information to determine the levels of the Market Measure between the date of this term sheet and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the Market Measure. The actual performance of the Market Measure over the life of the offered notes, as well as the Redemption Amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the Market Measure from January 1, 2016 through June 8, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification. On June 8, 2026, the closing level of the Market Measure was 6,062.29.

Historical Performance of the Market Measure

Autocallable Leveraged Index Return Notes®	TS-17

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

License Agreement

STOXX and its licensors (the “Licensors”) have no relationship to GS Finance Corp., other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

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Sponsor, endorse, sell or promote the notes.
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Recommend that any person invest in the notes or any other notes.
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Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.
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Have any responsibility or liability for the administration, management or marketing of the notes.
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Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

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STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
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The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;
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The accuracy or completeness of the EURO STOXX 50® Index and its data;
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The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;
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STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;
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Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Goldman Sachs International and STOXX is solely for their benefit, and the benefit of certain affiliates of Goldman Sachs International, and not for the benefit of the owners of the notes or any other third parties.

Autocallable Leveraged Index Return Notes®	TS-18

Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Supplement to the Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page PS-43 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GSFC estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GSFC will sell to GS&Co., and GS&Co. will purchase from GSFC, the aggregate principal amount of the offered notes specified on the front cover of this term sheet. MLPF&S will purchase the notes from GS&Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto. GS&Co. is an affiliate of GSFC and GSG and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $100,000.

We will deliver the notes against payment therefor in New York, New York on the settlement date set forth on the cover page of this term sheet. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on GS&Co.’s estimate of the value of the notes if GS&Co. were to make a market in the notes, which they are not obligated to do. That estimate will be based upon the price that GS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations as described under “Risk Factors — Valuation- and Market-related Risks — The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by GS&Co.) is less than the public offering price of your notes.” on page TS-9 of this term sheet.

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Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are GSG’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and GSG’s actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based upon certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These variables will influence the economic terms of the notes and the initial estimated value of the notes on the pricing date. In addition, the underwriting discount and costs incurred in creating, documenting and marketing the notes will reduce the economic terms of the notes and the initial estimated value of the notes on the pricing date.

At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we have entered into, or expect to enter into, certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of our other affiliates. The terms of these hedging arrangements may take into account a number of factors, including our and GSG’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. See “Hedging” on page PS-22 in the accompanying product supplement for additional information.

For further information, see “Risk Factors—Valuation- and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-10 and PS-13, respectively, and “Use of Proceeds” on page PS-22 of the accompanying product supplement.

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Autocallable Leveraged Index Return Notes® Linked to the EURO STOXX 50® Index, due June , 2029

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.
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No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
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Upon receipt of a cash payment at maturity or upon a sale, exchange or redemption of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.
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Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-46 of the accompanying product supplement.

Where You Can Find More Information

We and GSG have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and GSG have filed with the SEC, for more complete information about us, GSG and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, by calling MLPF&S toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Autocallable Leveraged Index Return Notes®	TS-21